Exhibit 14.1

JETPAY CORPORATION

CODE OF CONDUCT AND ETHICS

INTRODUCTION

Overview

This Code of Conduct and Ethics (the “Code”) sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, vendors, clients and with each other. These principles apply to all of the directors, officers and employees of JetPay Corporation (the “Company”).

Principles

Each person owes a duty to the Company to:

•	behave in an honest and ethical manner and act in good faith, responsibility and with due care, competence and diligence;
•	act professionally and with integrity;
•	deal fairly and respectfully with the Company’s customers, suppliers, competitors, clients and employees;
•	comply with all applicable laws and regulations;
•	refrain from disclosing or discussing confidential information;
•	protect Company property and assets and ensure their proper use;
•	maintain a safe work environment; and
•	maintain a high standard of accuracy, timeliness, integrity and completeness and comply with applicable accounting and auditing standards in the preparation and maintenance of the Company’s financial records and other business-related information and data.

The purpose of this Code is to summarize the Company’s policies and to provide guidance for proper conduct. It explains the Company’s basic expectations concerning our professional and personal behavior, but it does not describe each act that is unacceptable or illegal. Any act omitted from the Code does not necessarily mean the act is acceptable and/or lawful. Ultimately, each director, officer and employee must rely on his or her own judgment about the appropriate actions to maintain personal and corporate integrity.

The Company expects every director, officer and employee to make a good faith effort to understand and comply with Company policies and applicable laws. If a situation arises and a director, officer or employee is not sure how to proceed, it is his or her responsibility to ask for clarification. He or she should contact his or her supervisor or the Board of Directors if an executive officer or director.

All employees are required to sign the attached acknowledgement that they have read this Code, understand it and agree to observe it. In addition, the Chief Executive Officer, Chief Financial Officer, and Vice-Chairman will be required at least annually to affirm, to the best of their knowledge, that they have complied with this Code, have no knowledge of any violation of this Code not previously reported and have not been requested to engage in any activity that would violate the Code.

CONFLICT OF INTEREST

The Company’s policy regarding conflict of interest is based on the principle that an employee’s decisions in the business must be made in the Company’s best interest. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that make it difficult to perform his or her work for the Company objectively or effectively.

Anything that would be a conflict for a person subject to this Code would also be a conflict if it was related to a member of his or her family or a close relative. A possible conflict of interest exists if a Company employee has any personal or family interest, financial or otherwise, in any other organization that might profit directly or indirectly from (a) decisions made by the employee in the execution of his or her job functions or duties or (b) the employee’s knowledge of the Company’s actions or future plans. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor or other appropriate personnel.

The Company’s directors, officers and employees should avoid conduct that creates even the appearance of a conflict of interest and must never use or attempt to use their position at the Company to obtain personal benefit for themselves or their family. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor or other appropriate personnel.

The following topics address more specific instances of a possible conflict of interest.

Corporate Opportunities

Directors, officers and employees are prohibited, without obtaining the Company’s consent, from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

Outside Business Interests and Outside Employment

Employees must promptly disclose all outside employment or business enterprises in which they are involved to their supervisors so that the Company may evaluate the potential impact on the Company. Such employment or enterprise may disqualify an individual from continued employment with the Company if it interferes or conflicts with duties and responsibilities to the Company. In addition, employees must disclose to their supervisors any financial interests the employee or a member of the employee’s family has in any company that competes with or does business with the Company. Generally, the Company will not do business with any entity in which an employee or member of an employee’s family has an economic interest, including employment, unless the relationship is disclosed in advance and the transaction is deemed to be in the best interest of the Company.

Accepting or Providing Gifts to Customers or Suppliers

Employees may not directly or indirectly (e.g., through a family member) solicit, accept or retain any gift or personal benefit from any vendor, supplier, landlord, customer or other party with whom the Company has a business relationship or which seeks to do business with the Company. It is understandable that meals and entertainment are exchanged between a company’s employees and its customers and suppliers, and these types of activities are acceptable when there is a clear business purpose and when conducted within the bounds of good taste. However, excessive entertainment of any kind is prohibited. A personal benefit means any type of gift, use of facilities, favor, entertainment, service, loan, compensation or anything of monetary value other than gifts of a value not exceeding $150. If you have any questions about such gifts, contact the Chief Financial Officer.

Bribes & Improper Payments

There are strict laws that govern providing or offering to provide gifts, including meals, entertainment, transportation and lodging, to domestic and foreign government officials and employees for the purpose of achieving certain ends. These laws are broadly written and legal penalties for you and the Company are severe. Therefore, directors, officers and employees may not provide gifts or anything of value to any government officials or employees or members of their families in connection with Company business without specific authorization from the Peter Davidson, the company’s Vice Chairman. In addition, all employees worldwide must abide by the U.S. Foreign Corrupt Practices Act and all applicable local laws.

FAIR DEALING

The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

DISCLOSURE

Confidentiality

Directors, officers and employees must maintain the confidentiality of information entrusted to them by the Company or its suppliers, clients or customers, except when disclosure is specifically authorized by the Board of Directors or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be material to investors or of use to competitors of the Company or harmful to the Company or its customers, clients or employees if disclosed.

Each employee will treat as confidential and will not, without prior written approval by the Company, use (other than in performance of duties with the Company) publish, disclose or authorize anyone else to use, publish or disclose, either during the term of employment or thereafter, any information which constitutes confidential information.

All records, notes, files, drawings, documents, plans and like items, and all copies of such items, relating to or containing the Company’s confidential information that are made or kept by employees or that are disclosed to or otherwise come in possession of employees, shall be the sole and exclusive property of the Company. Upon termination of employment, each employee agrees to deliver immediately to his or her supervisor the originals and all copies of the foregoing.

Accuracy of Company Records and Reporting

It is essential that the contents of and the disclosures in the reports and documents that the Company files with the Securities and Exchange Commission and other public communications be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate.

Each person must:

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and
•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

Directors, officers and employees shall promptly bring to the attention of the Audit Committee (or the Chairman of the Board of Directors if no Audit Committee exists) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls.

All employees should also understand that the Company does not maintain, nor does it permit, any “off- the-books” funds for any purpose. This means, without exception, that all company funds must be accounted for in official company records, and the identity of each entry and account will be accurate and complete.

PROTECTION AND PROPER USE OF COMPANY
ASSETS

All employees have a responsibility to protect the Company’s assets and ensure their proper use to meet legitimate business needs. Use of the Company’s resources to support personal business activities is generally not permissible. The obligation to protect the Company’s assets extends to the Company’s property, products and intellectual property, including trademarks, trade secrets, patents and copyrights, as well as business, marketing and service plans, manufacturing ideas, designs, records and any unpublished data and reports. Use of the Company’s resources should never conflict with business operations.

COMPLIANCE WITH LAWS AND REGULATIONS

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. All directors, officers, and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them. Directors, officers and employees are directed to make available, either orally or in writing, specific policies and procedures available to persons they supervise so that they can understand the laws, regulations and Company policies that apply to them.

Securities Laws and Insider Trading

In the course of their duties, directors, officers and employees may be exposed to information about the Company or other companies that is not available to the general public. The use of such non-public or “inside” information for securities trading purposes is strictly forbidden, whether by the director, officer or employee or any of his or her family members or any other person to whom the employee or director may have communicated the information. It is not only unethical, but also illegal and could expose such individual to civil and criminal penalties.

U.S. law prohibits anyone who possesses “material” non-public information about a company to trade its stock or other securities. “Material” information is usually defined as any information that might influence a reasonable investor to buy, sell or hold stock. Common examples include information regarding financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant product developments and major changes in business direction. U.S. law also prohibits anyone who possesses material, non- public information from using it to tip anyone else who might trade on it.

Violation of the securities laws may result in civil and criminal penalties, including fines or jail sentences. Directors, officers or employees who are uncertain about the legal rules governing purchases and sales of securities they wish to make or whether information constitutes material, non-public information should consult legal counsel before trading. Any employee who engages in, or is suspected of engaging in, insider trading will be subject to immediate termination as well as possible civil and criminal penalties.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Directors, officers and employees who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by directors, officers or employees have an obligation to contact either their supervisor or superiors. Failure to do so is itself a breach of this Code.

The Company also maintains an anonymous whistleblower hotline for an employee to report any unethical behavior that may be occurring in the workplace. The hotline, which is maintained by a third party service provider, Direct Access, is available 24/7 and allows you and your co-workers to report any misconduct, unethical behavior or illegal activity within the Company without risk of recognition. The hotline can be accessed by dialing 1 866 494 3161 and entering the company PIN Number: 4009. All reports will be promptly provided directly to the Chairman of the Company’s Audit Committee.

Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Company’s Board of Directors. Subject to their legal duties, the Audit Committee and the Board of Directors will treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee.

Non-Retaliation

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.

VIOLATIONS

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability that might be imposed by any court or regulatory agency.

AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified from time to time by the Company’s Board of Directors. Waivers will be disclosed to stockholders as required by the Securities Exchange Act of 1934, as amended, and the rules under that act, as well as the applicable rules of the NASDAQ Stock Exchange. Only the Board of Directors or a committee of the Board of Directors with specific delegated authority may grant waivers of this Code of Conduct and Ethics. All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

Employee Acknowledgement

I acknowledge that I have received, read and understood the Company’s Code of Conduct and Ethics and that my conduct as                       of the Company must at all times comply with the standards and policies set out in the Code, as well as any other legal or compliance policies or procedures of the Company.

Name:

Signature:

Date:

Code of Conduct and Ethics for the Chief Executive Officer, Chief Financial Officer and Vice Chairman 1

As the_________________________of JetPay Corporation. (the “Company”), I acknowledge that the Company is committed to honesty and ethical conduct in all areas of its business and that officers with responsibility for any conduct or supervision of the Company’s financial affairs play a special role in preserving and protecting stockholders’ interests.

In furtherance of the above and to the best of my ability, I will adhere to the following principles and responsibilities:

•	act at all times in accordance with the Company’s Code of Conduct and Ethics, a copy of which has been provided to me;
•	act at all times with integrity avoiding actual or apparent conflicts of interest in personal and professional relationships;
•	address any apparent conflict of interest in personal and professional relationships in accordance with the highest ethical standards and promptly disclose to the General Counsel of the Company, if any, or to the Audit Committee of the Board of Directors of the Company, the nature of any such conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest;
•	provide, in the Company’s reports filed with the Securities and Exchange Commission and other public communications, disclosure that is full, fair, accurate, complete, objective, timely and understandable;
•	comply with applicable rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulatory agencies;
•	act in good faith, responsibly, with due care, competence and diligence and without misrepresenting material facts or circumstances;
•	respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure and avoid the use of any Company information for personal advantage;
•	share my knowledge with others within the Company, to the extent appropriate and consistent with applicable law;
•	promote ethical behavior among employees under my supervision;
•	accept accountability for adherence to this Code of Conduct and Ethics for the Chief Executive Officer and Chief Financial Officer and the Company’s Code of Conduct and Ethics; and
•	achieve responsible use of and control over all assets and resources of the Company entrusted to me.

I acknowledge that the Company’s Code of Conduct and Ethics describe procedures for the internal reporting of any violations of it. I will comply with those reporting requirements. I will also promote compliance with them by others under my supervision, as well as prompt reporting by them of violations of the Company’s Code of Conduct and Ethics. I further acknowledge that the consequences of my failure to adhere to this Code of Conduct and Ethics may result in disciplinary action, up to the including termination for cause.

By:

Name:

Title:

Date:

1 To be executed on an annual basis by the Company’s Chief Executive Officer, Chief Financial Officer, and Vice-Chairman.